EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES INCREASE IN CREDIT FACILITY BORROWING BASE

DENVER, CO September 9, 2013 - SM Energy Company (NYSE: SM) announces that the borrowing base under its senior secured revolving credit facility has been increased from $1.8 billion to $2.2 billion, as a result of its lenders' regularly scheduled semi-annual redetermination. SM Energy has elected to leave the commitment amount from the bank group unchanged at $1.3 billion. There were no other changes to the terms of the credit facility resulting from this borrowing base redetermination.

Tony Best, CEO, commented, “I am pleased with the increase of our recently redetermined borrowing base to $2.2 billion. The expansion of our borrowing base is a testament to our increasing reserve base.”

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.

SM ENERGY CONTACTS:
MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052
INVESTORS:
James Edwards, ir@sm-energy.com, 303-837-2444